EXHIBIT 99.1

News Release

Date: October 25, 2002

GILLETTE ANNOUNCES CHANGE IN ITS BOARD OF DIRECTORS

Boston -- The Gillette Company today announced that Warren E. Buffett would end 14 years of service as a member of its Board of Directors at the Gillette Annual Meeting in May 2003. Mr. Buffett said that steadily increasing demands on his time, resulting from Berkshire Hathaway's acquisition of new companies, led to his decision to leave the Gillette Board.

"Leaving the Gillette Board is difficult. However, I feel very good about the Company's future. Under the leadership of Jim Kilts, the Company has moved aggressively to turn around its performance and restore Gillette's leadership of the consumer products sector," Mr. Buffett said. He noted that Berkshire Hathaway intends to retain its holdings of Gillette stock.

James M. Kilts, chairman and chief executive officer of Gillette, said, "Warren Buffett's advice, counsel and leadership will be greatly missed. He is a one of a kind investor, who has provided enormous insight and wisdom in guiding our Company. I will continue to value Warren as a trusted councilor even after he has left our Board."

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

Headquartered in Boston, The Gillette Company is the world leader in male grooming, a category that includes blades, razors and shaving preparations. Gillette also holds the number one position worldwide in selected female grooming products and hair epilation devices. In addition, the Company is the world leader in alkaline batteries and in manual and power toothbrushes.